UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☒ Soliciting Material Pursuant to §240.14a-12

GATEWAY ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

GEC HOLDING, LLC FREDERICK M. PEVOW, JR. PERIN GREG DEGEURIN DAVID F. HUFF JOHN O. NIEMANN, JR. PAUL G. VANDERLINDEN, III
(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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GATEWAY ENERGY CORPORATION SHAREHOLDER COMMENCES CONSENT SOLICITATION TO REPLACE BOARD

Houston, March 22 /PRNewswire/ — On March 18, 2010, Frederick M. Pevow, Jr. and his affiliate GEC Holdings LLC (“Mr. Pevow”, “us” or “we”) filed a preliminary consent statement with the Securities and Exchange Commission (“SEC”) for their consent solicitation of the stockholders of Gateway Energy Corporation (“Gateway” or the “Company”).  The preliminary consent statement seeks, among other things, to remove the current board of directors of Gateway (excluding Mr. John A. Raasch) and to elect five of Mr. Pevow’s nominees to the board of directors.  Mr. Pevow’s nominees are Mr. Perin Greg deGeurin, Mr. David F. Huff, Mr. John O. Niemann Jr., Mr. Paul G. VanderLinden, III, and himself.  The preliminary consent statement contains a description of each nominee’s background and qualifications.  Mr. Pevow is the beneficial owner of 5,438,265 shares of common stock the Company, representing approximately 28.0% of Gateway’s outstanding common stock.

Mr. Pevow commented that “We appreciate the opportunity to present Gateway stockholders with the choice to approve a new and independent board of directors. The Company needs a fresh perspective and new energy to build value for all Gateway stockholders. The Company has suffered operating losses for most of the past 10 years and your investment has been stagnant over the same period.  I also recognize that change causes uncertainty.  We hope that John Raasch, who we believe has done a terrific job on the board for many years, agrees and will remain on the board following the removal of the other directors and the appointment of our nominees. Natural gas prices are low, and this turnaround may take time, but we will do our best to make Gateway an outstanding company and investment.”

A consent solicitation is a process available under Delaware law and the Company’s organizational documents whereby the stockholders can act by submitting written consents to any proposed stockholder action in lieu of voting in person or by proxy at a meeting of stockholders.  The consent solicitation process is independent of the annual meeting of stockholders of Gateway and therefore is not subject to selection of a date for the annual meeting of stockholders (which we understand the Company has not yet announced).  Mr. Pevow expects to distribute a definitive consent statement to Gateway stockholders sometime in April 2010 after the SEC has had an opportunity to review and comment on the preliminary consent statement.  Under Delaware law, our proposals to remove the current board of directors of Gateway (excluding Mr. John A. Raasch) and to elect our five nominees would generally become effective upon delivery to the Company of valid written consents signed by stockholders representing at least a majority of the outstanding common stock.

THIS PRESS RELEASE IS NOT A PROXY STATEMENT OR A CONSENT STATEMENT, NOR IS IT A SOLICITATION OF ANY PROXY OR CONSENT.  ANY SUCH SOLICITATION WILL BE MADE ONLY BY A WRITTEN DEFINITIVE CONSENT SOLICITATION STATEMENT (THE “DEFINITIVE CONSENT STATEMENT”), DULY FILED WITH THE SEC.  MR. PEVOW, GEC HOLDING, LLC AND THE NOMINEES

HAVE FILED A PRELIMINARY CONSENT STATEMENT (THE “PRELIMINARY CONSENT STATEMENT”) WITH THE SEC.  PLEASE READ THE PRELIMINARY CONSENT STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS, INCLUDING, BUT NOT LIMITED TO, MR. PEVOW AND GEC HOLDING, LLC, THE PROPOSALS THEY WILL BE ASKING THE STOCKHOLDERS TO APPROVE, THE NOMINEES THAT THEY ARE PROPOSING TO BE ELECTED TO SERVE ON THE COMPANY’S BOARD OF DIRECTORS AND THEIR RESPECTIVE HOLDINGS (SECURITIES OR OTHERWISE, DIRECT OR INDIRECT) IN THE COMPANY. YOU MAY OBTAIN A FREE COPY OF THE PRELIMINARY CONSENT STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE CONSENT STATEMENT, AT THE SEC’S WEB SITE AT http://www.sec.gov/.  A FREE COPY OF THE PRELIMINARY CONSENT STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE CONSENT STATEMENT, MAY BE OBTAINED FROM INVESTORCOM, INC., 65 LOCUST AVENUE — THIRD FLOOR, NEW CANAAN, CT 06840, TOLL FREE TELEPHONE NUMBER: (877) 972-0090.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans to distribute a definitive consent statement, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:  Media, John Glenn Grau, +1-203-972-9300, Ext. 11